Exhibit 99.1

 PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FIRST QUARTER RESULTS

•	Net loss of $1.41 per diluted share

•	Adjusted operating income* of $1.41 per diluted share

•	ROE 5.8% and adjusted operating ROE* 9.5% for the trailing twelve months

•	Deployed capital of $55 million into in-force and other transactions in the quarter

ST. LOUIS, May 5, 2020 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported a first quarter net loss of $88 million, or $1.41 per diluted share, compared with net income of $170 million, or $2.65 per diluted share, in the prior-year quarter. Adjusted operating income* totaled $89 million, or $1.41 per diluted share, compared with $167 million, or $2.61 per diluted share, the year before. Net foreign currency fluctuations had a favorable effect of $0.05 per diluted share on net income and an adverse effect of $0.01 per diluted share on adjusted operating income as compared with the prior year.

	Quarterly Results
($ in millions, except per share data)	2020	2019
Net premiums	$2,819	$2,738
Net income (loss)	(88)	170
Net income (loss) per diluted share	(1.41)	2.65
Adjusted operating income*	89	167
Adjusted operating income per diluted share*	1.41	2.61
Book value per share	150.88	154.61
Book value per share, excluding accumulated other comprehensive income (AOCI)*	132.55	126.38
Total assets	75,654	66,692

*	See ‘Use of Non-GAAP Financial Measures’ below

In the first quarter, consolidated net premiums totaled $2.8 billion, up 3% from last year’s first quarter, with adverse net foreign currency effects of $33 million. Compared with the year-ago period, excluding spread-based businesses and the value of associated derivatives, investment income decreased 4% and average investment yield was down 41 basis points to 4.08%, attributable to below-average variable investment income.

The effective tax rate this quarter was 8.9% on the pre-tax loss. The effective tax rate was 24.7% on pre-tax adjusted operating income for the quarter, slightly above the expected range of 23% to 24% due to the geographic mix of earnings.

Anna Manning, President and Chief Executive Officer, commented, “These are extremely challenging times for all of us, particularly for those on the front lines of the crisis. Our thoughts are with those most
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affected by this crisis. At RGA, we are focused on the health and well-being of our employees, and on supporting our clients and communities. Millions of families around the world rely on the financial protection that insurance companies provide in times of uncertainty. Although we don’t know how this crisis will ultimately unfold, we are part of an industry that provides support in times like these. RGA remains committed to helping our clients meet our shared responsibilities.

“Moving to first quarter results, our operating results were below our expectations, reflecting the impact of the COVID-19 virus and the turmoil in the financial markets. The net loss was primarily due to the movement in embedded derivatives, which reflected the disruption in the financial markets and the impact on credit spreads. The U.S. Individual Mortality business had elevated claims, attributable to an above-average frequency of claims. While cause of death and definitive COVID-19 impacts are difficult to establish at this time, we believe that some of these additional claims may have been COVID-19 related. The Asia Pacific Traditional segment was negatively affected by some catch-up in reporting of morbidity claims, primarily from one client. On a positive note, many of our segments/businesses performed well, including the Traditional segments in Canada and EMEA, U.S. Group, and Asia financial solutions business. Our Australia business performed better than expected and produced a modest profit. Premium growth was 3%, negatively influenced by foreign currency and some slowdown of growth in Asia given the pandemic.

“Despite the challenging environment, we continue to support our clients, and we executed on a number of in-force transactions, deploying $55 million of capital during the quarter. We repurchased $153 million in stock earlier in the quarter. We ended the quarter with an excess capital position of approximately $700 million.

“COVID-19 and its related effects will present challenges in terms of the potential for higher claims and increased investment credit losses. While it is premature to accurately predict the ultimate impact of this virus on RGA, we believe that we can manage through the environment, given our strong balance sheet, excess capital, ample liquidity, and an investment portfolio that is defensively positioned.”

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax loss of $62 million, compared with pre-tax income of $12 million in the first quarter of 2019. Pre-tax adjusted operating loss totaled $55 million, compared with pre-tax adjusted operating income of $18 million the year before. Results reflected unfavorable individual mortality experience due to a higher-than-expected claim count and minimal variable investment income. The excess claims were concentrated in the 70 and older age group.

Traditional net premiums were up 1% from last year’s first quarter to $1,373 million.

Financial Solutions

The Asset-Intensive business reported pre-tax loss of $38 million, compared with pre-tax income of $65 million last year. First quarter pre-tax adjusted operating income totaled $43 million, compared with
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$60 million a year ago. The current-year period results primarily reflected the impact of weak equity markets.

The Capital Solutions business reported pre-tax income and pre-tax adjusted operating income of $23 million, up from $18 million the year before due to new business added in the fourth quarter of 2019.

Canada

Traditional

The Canada Traditional segment reported pre-tax income of $23 million, compared with $51 million the year before. Pre-tax adjusted operating income totaled $36 million, compared with $45 million a year ago, reflecting favorable individual mortality experience. The year-ago period reflected favorable individual mortality experience to a greater extent than that of this quarter. Foreign currency exchange rates had a favorable effect of $1 million on pre-tax income and pre-tax adjusted operating income.

Reported net premiums totaled $260 million for the quarter, up 2% over the year-ago period. Net foreign currency fluctuations had an adverse effect of $3 million on net premiums.

Financial Solutions

The Canada Financial Solutions business segment, which consists of longevity and fee-based transactions, reported first quarter pre-tax income and pre-tax adjusted operating income of $3 million, compared with $1 million a year ago. Current-period results were relatively in line with expectations. Net foreign currency fluctuations had an immaterial effect on pre-tax income and pre-tax adjusted operating income.

Europe, Middle East and Africa (EMEA)

Traditional

The EMEA Traditional segment reported pre-tax income and pre-tax adjusted operating income of $17 million compared with $16 million in last year’s first quarter. Results reflected favorable underwriting experience, particularly in the U.K. Net foreign currency fluctuations had an immaterial effect on pre-tax income and pre-tax adjusted operating income.

Reported net premiums increased 7% to $390 million in the first quarter, reflecting growth in continental Europe. Foreign currency exchange rates adversely affected net premiums by $13 million.

Financial Solutions

The EMEA Financial Solutions business segment, which consists of longevity, asset-intensive and fee-based transactions, reported first quarter pre-tax income of $30 million, compared with $38 million in the year-ago period. Pre-tax adjusted operating income totaled $36 million, compared with $35 million in the year-ago period. The current-year period results reflected modestly unfavorable longevity experience. Net foreign currency fluctuations had an adverse effect of $1 million on pre-tax income and pre-tax adjusted operating income.

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Asia Pacific

Traditional

The Asia Pacific Traditional segment’s pre-tax income and pre-tax adjusted operating income totaled
$24 million, compared with $37 million in the prior-year period. The current-period results reflected reporting catch-ups on morbidity claims, primarily from one client in Asia. Australia reported a modest profit. Net foreign currency fluctuations had an adverse effect of $1 million on pre-tax income and pre-tax adjusted operating income.

Reported net premiums totaled $636 million, down slightly from the prior-year period due to a slowdown in Asia and lower premiums in Australia. Foreign currency exchange rates had an adverse effect of $16 million on net premiums.

Financial Solutions

The Asia Pacific Financial Solutions business segment, which consists of asset-intensive and fee-based transactions, reported first quarter pre-tax loss of $25 million, compared with pre-tax income of $6 million in the prior-year period. Pre-tax adjusted operating income totaled $10 million, compared with $3 million the year before, attributable to new business. Net foreign currency fluctuations had a favorable effect of $2 million on pre-tax income and an immaterial effect on pre-tax adjusted operating income.

Reported net premiums increased significantly to $74 million, attributable to new treaties added in 2019. Foreign currency exchange rates had an immaterial effect on net premiums.

Corporate and Other

The Corporate and Other segment’s pre-tax losses for the first quarter totaled $91 million, compared with pre-tax losses of $27 million the year before. Pre-tax adjusted operating losses totaled $19 million, compared with year-ago pre-tax adjusted operating losses of $20 million. The current-period loss was lower than the average expected run rate, primarily due to lower general expenses.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.70, payable June 4 to shareholders of record as of May 21.

Earnings Conference Call

A conference call to discuss first quarter results will begin at 9 a.m. Eastern Time on Wednesday, May 6. Interested parties may access the call by dialing 800-458-4121 (domestic) or 323-794-2423 (international). The access code is 4450118. A live audio webcast of the conference call will be available on the Company’s Investor Relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call.

The Company has posted to its website an earnings presentation and a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio.
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Additionally, the Company posts periodic reports, press releases and other useful information on its Investor Relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called adjusted operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that adjusted operating income, on a pre-
tax and after-tax basis, better measures the ongoing profitability and underlying trends of the Company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the Company’s underlying businesses. Additionally, adjusted operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, tax reform and other items that management believes are not indicative of the Company’s ongoing operations. The definition of adjusted operating income can vary by company and is not considered a substitute for GAAP net income.

Book value per share excluding the impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Adjusted operating income per diluted share is a non-GAAP financial measure calculated as adjusted operating income divided by weighted average diluted shares outstanding. Adjusted operating return on equity is a non-GAAP financial measure calculated as adjusted operating income divided by average stockholders’ equity excluding AOCI. Similar to adjusted operating income, management believes these non-GAAP financial measures better reflect the ongoing profitability and underlying trends of the Company’s continuing operations, they also serve as a basis for establishing target levels and awards under RGA’s management incentive programs.

Reconciliations from GAAP net income, book value per share, net income per diluted share and average stockholders’ equity are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Financial Information” section.

About RGA
Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.4 trillion of life reinsurance in force and assets of $75.7 billion as of March 31, 2020. Founded in 1973, RGA today is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri, and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the Company’s website at www.rgare.com.

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Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, among others, statements relating to projections of the future operations, strategies, earnings, revenues, income or loss, ratios, financial performance and growth potential of the Company. Forward-looking statements often contain words and phrases such as “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe” and other similar expressions. Forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements are not a guarantee of future performance and are subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance, and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
The effects of the COVID-19 pandemic and the response thereto on economic conditions, the financial markets and insurance risks, and the resulting effects on the Company’s financial results, liquidity, capital resources, financial metrics, investment portfolio and stock price, could cause actual results and events to differ materially from those expressed or implied by forward-looking statements. Additionally, numerous other important factors (whether related to, resulting from or exacerbated by the COVID-19 pandemic or otherwise) could also cause results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: (1) adverse changes in mortality, morbidity, lapsation or claims experience, (2) inadequate risk analysis and underwriting, (3) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital, (4) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (5) the availability and cost of collateral necessary for regulatory reserves and capital, (6) requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (7) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (8) the effect of the Company parent’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, (9) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (10) the impairment of other financial institutions and its effect on the Company’s business, (11) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (12) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (13) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (14) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (15) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of U.S. sovereign debt and the credit ratings thereof, (17) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (18) financial performance of the Company’s clients, (19) the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (20) competitive factors and competitors’ responses to the Company’s initiatives,
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(21) development and introduction of new products and distribution opportunities, (22) execution of the Company’s entry into new markets, (23) integration of acquired blocks of business and entities, (24) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data stored on such systems, (25) adverse litigation or arbitration results, (26) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (27) changes in laws, regulations, and accounting standards applicable to the Company or its business, (28) the effects of the Tax Cuts and Jobs Act of 2017 may be different than expected and (29) other risks and uncertainties described in this document and in the Company’s other filings with the Securities and Exchange Commission (“SEC”).
Forward-looking statements should be evaluated together with the many risks and uncertainties that affect the Company’s business, including those mentioned in this document and described in the periodic reports the Company files with the SEC. These forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update these forward-looking statements, even though the Company’s situation may change in the future. For a discussion of these risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to see Item 1A - “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be supplemented by Item 1A - “Risk Factors” in the Company’s subsequent Quarterly Reports on Form 10-Q.

Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-2068
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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Adjusted Operating Income
(Dollars in millions, except per share data)

(Unaudited)	Three Months Ended March 31,
	2020		2019
		Diluted Earnings Per Share		Diluted Earnings Per Share
Net income (loss)	$(88)	$(1.41)	$170	$2.65
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	(51)	(0.81)	9	0.14
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(2)	(0.03)	5	0.08
Embedded derivatives:
Included in investment related gains/losses, net	283	4.49	(13)	(0.20)
Included in interest credited	9	0.14	2	0.03
DAC offset, net	(69)	(1.09)	(9)	(0.14)
Investment (income) loss on unit-linked variable annuities	13	0.21	(9)	(0.14)
Interest credited on unit-linked variable annuities	(13)	(0.21)	9	0.14
Interest expense on uncertain tax positions	3	0.05	2	0.03
Non-investment derivatives	(2)	(0.03)	—	—
Uncertain tax positions and other tax related items	6	0.10	1	0.02
Adjusted operating income	$89	$1.41	$167	$2.61

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Effective Income Tax Rates
(Dollars in thousands)

(Unaudited)	Three Months Ended March 31, 2020
	Pre-tax Income (loss)	Income Taxes	Effective Tax Rate
GAAP income (loss)	$(96,157)	$(8,512)	8.9%
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	(67,450)	(15,654)
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(1,826)	(383)
Embedded derivatives:
Included in investment related gains/losses, net	357,552	75,086
Included in interest credited	12,027	2,526
DAC offset, net	(86,735)	(18,214)
Investment (income) loss on unit-linked variable annuities	16,389	3,442
Interest credited on unit-linked variable annuities	(16,518)	(3,469)
Interest expense on uncertain tax positions	3,987	837
Non-investment derivatives	(2,967)	(623)
Uncertain tax positions and other tax related items	—	(5,823)
Adjusted operating income	$118,302	$29,213	24.7%
Reconciliation of Consolidated Income before Income Taxes to Pre-tax Adjusted Operating Income
(Dollars in millions)

(Unaudited)	Three Months Ended March 31,
	2020	2019
Income (loss) before income taxes	$(96)	$217
Reconciliation to pre-tax adjusted operating income:
Capital (gains) losses, derivatives and other, included in investment related gains/losses, net	(68)	13
Capital (gains) losses on funds withheld, included in investment income, net of related expenses	(2)	6
Embedded derivatives:
Included in investment related gains/losses, net	358	(16)
Included in interest credited	12	2
DAC offset, net	(87)	(12)
Investment (income) loss on unit-linked variable annuities	16	(12)
Interest credited on unit-linked variable annuities	(16)	12
Interest expense on uncertain tax positions	4	3
Non-investment derivatives	(3)	—
Pre-tax adjusted operating income	$118	$213

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Income to Pre-tax Adjusted Operating Income
(Dollars in millions)

(Unaudited)	Three Months Ended March 31, 2020
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$(62)	$—		$7		$(55)
Financial Solutions:
Asset-Intensive	(38)	(190)	(1)	271	(2)	43
Capital Solutions	23	—		—		23
Total U.S. and Latin America	(77)	(190)		278		11
Canada Traditional	23	13		—		36
Canada Financial Solutions	3	—		—		3
Total Canada	26	13		—		39
EMEA Traditional	17	—		—		17
EMEA Financial Solutions	30	6		—		36
Total EMEA	47	6		—		53
Asia Pacific Traditional	24	—		—		24
Asia Pacific Financial Solutions	(25)	35		—		10
Total Asia Pacific	(1)	35		—		34
Corporate and Other	(91)	72		—		(19)
Consolidated	$(96)	$(64)		$278		$118

(1)	Asset-Intensive is net of $5 DAC offset.

(2)	Asset-Intensive is net of $(92) DAC offset.

(Unaudited)	Three Months Ended March 31, 2019
	Pre-tax income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax adjusted operating income (loss)
U.S. and Latin America:
Traditional	$12	$—		$6		$18
Financial Solutions:
Asset-Intensive	65	(4)	(1)	(1)	(2)	60
Capital Solutions	18	—		—		18
Total U.S. and Latin America	95	(4)		5		96
Canada Traditional	51	(6)		—		45
Canada Financial Solutions	1	—		—		1
Total Canada	52	(6)		—		46
EMEA Traditional	16	—		—		16
EMEA Financial Solutions	38	(3)		—		35
Total EMEA	54	(3)		—		51
Asia Pacific Traditional	37	—		—		37
Asia Pacific Financial Solutions	6	(3)		—		3
Total Asia Pacific	43	(3)		—		40
Corporate and Other	(27)	7		—		(20)
Consolidated	$217	$(9)		$5		$213

(1)	Asset-Intensive is net of $(31) DAC offset.

(2)	Asset-Intensive is net of $19 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In millions, except per share data)

(Unaudited)	Three Months Ended March 31,
	2020	2019
Earnings per share from net income:
Basic earnings per share	$(1.41)	$2.70
Diluted earnings per share (1)	$(1.41)	$2.65

Diluted earnings per share from adjusted operating income	$1.41	$2.61
Weighted average number of common and common equivalent shares outstanding	63,001	64,027

(1)	As a result of anti-dilutive impact, in periods of a loss, weighted average common shares outstanding (basic) are used in the calculation of diluted earnings per share.

(Unaudited)	At March 31,
	2020	2019
Treasury shares	17,492	16,594
Common shares outstanding	61,646	62,544
Book value per share outstanding	$150.88	$154.61
Book value per share outstanding, before impact of AOCI	$132.55	$126.38

Reconciliation of Book Value Per Share to Book Value Per Share Excluding AOCI

(Unaudited)	At March 31,
	2020	2019
Book value per share outstanding	$150.88	$154.61
Less effect of AOCI:
Accumulated currency translation adjustments	(3.62)	(2.36)
Unrealized appreciation of securities	23.14	31.41
Pension and postretirement benefits	(1.19)	(0.82)
Book value per share outstanding, before impact of AOCI	$132.55	$126.38

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Reconciliation of Stockholders' Average Equity to Stockholders' Average Equity Excluding AOCI
(Dollars in millions)

(Unaudited)
Trailing Twelve Months Ended March 31, 2020:	Average Equity
Stockholders' average equity	$10,561
Less effect of AOCI:
Accumulated currency translation adjustments	(148)
Unrealized appreciation of securities	2,595
Pension and postretirement benefits	(60)
Stockholders' average equity, excluding AOCI	$8,174

Reconciliation of Trailing Twelve Months of Consolidated Net Income to Adjusted Operating Income and
Related Return on Equity
(Dollars in millions)

(Unaudited)		Return on Equity
Trailing Twelve Months Ended March 31, 2020:	Income
Net Income	$612	5.8%
Reconciliation to adjusted operating income:
Capital (gains) losses, derivatives and other, net	(91)
Change in fair value of embedded derivatives	326
Deferred acquisition cost offset, net	(85)
Tax expense on uncertain tax positions	13
Adjusted operating income	$775	9.5%
REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in millions)

(Unaudited)	Three Months Ended March 31,
	2020	2019
Revenues:
Net premiums	$2,819	$2,738
Investment income, net of related expenses	594	580
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(34)	(9)
Other investment related gains (losses), net	(251)	17
Total investment related gains (losses), net	(285)	8
Other revenue	76	94
Total revenues	3,204	3,420
Benefits and expenses:
Claims and other policy benefits	2,664	2,508
Interest credited	146	133
Policy acquisition costs and other insurance expenses	248	312
Other operating expenses	195	202
Interest expense	41	40
Collateral finance and securitization expense	6	8
Total benefits and expenses	3,300	3,203
Income (loss) before income taxes	(96)	217
Provision for income taxes	(8)	47
Net income (loss)	$(88)	$170
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